STOCK PURCHASE AGREEMENT

This Agreement (the “Agreement”) is made and effective as of 12:01 a.m. on the 1st day of January 2006, by and between SITESTAR CORPORATION, a Nevada corporation, with its principal place of business located at 7109 Timberlake Road, #201, Lynchburg, VA 24502 (the “Buyer”), and ISOMEDIA, INC., a Washington corporation (the “Seller”), for the purchase of all of the issued and outstanding shares of stock of Netrover, Inc., an Ontario, Canada corporation (“the Company”). The Seller and the Buyer may sometimes be referred to herein individually as a “Party” or collectively as “Parties.”

RECITALS:

A. The Company provides data services in Canada to a broad residential and corporate customer base, including dial-up and broadband Internet access and related services, web hosting and other services.

B. Seller agrees to sell and Buyer agrees to purchase 100% of the issued and outstanding common and preferred stock of all classes of the Company. This transaction includes all assets of the Company used in its Internet Service Business, in accordance with the terms and conditions set forth in this Agreement.

C. The Parties desire to establish their mutual rights and obligations with regard to the transactions described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the Parties agree as follows:

I.	DEFINITIONS. As used herein, the following terms shall have the meaning set forth:

A. “Accounts Receivable” have the definition set forth in subsection II,A,3 below.

B. “Assets” shall have the definition set forth in subsection II, A below.

C. “Cash and Cash Equivalents” shall mean all currency, coins, checks, money orders and bankers’ drafts on hand or on deposit, and demand deposits with financial institutions.

D. “Closing” shall mean the physical execution of this Agreement and all related instruments and the payment of the Purchase Price due at Closing.

E. “Closing Date” shall mean 12:01am, January 1, 2006, and not the date the Closing occurs.

F. “Current Accounts Receivable” shall mean all sums owed to the Company from Customers which are not more than 90 days past due.

G. “Customer List” shall have the meaning set forth in subsection II.A.1.

H. “Customers” shall mean customers of the Company.

I. “Deferred Revenue” shall mean all sums billed by the Company from the Customer List for services to be provided by Buyer to the Customers after the Closing Date.

J. “Dial-Up Customers” shall mean all Customers who dial-up to the Internet via a modem and have purchased Dial-Up Service from the Company.

K. “Domain Names” shall mean the second level domain used on the Internet for locating or accessing web sites, email addresses and other services. Netrover.com is an example of such a domain name.

L. “Dollars” or “dollars” shall mean United States dollars unless specifically designated as Canadian dollars.

M. “Estimated Active Customers” shall mean approximately 4,378 active dial-up Customers and 2,916 web host Customers purchasing Internet Business Service from the Company as of the Closing Date and which shall be an asset of the Company at the Closing.

N. “Estimated Annualized DSL Net Profits” shall mean $6,501 in Canadian dollars, based on estimated margin of 25%.

O. “Estimated Annualized Web Hosting Revenues” shall mean $242,052 in Canadian dollars.

P. “Estimated Annualized Other Internet Services Revenues” shall mean $1,012,764 in Canadian dollars.

Q. “Estimated Current Account Receivable” shall mean $21,872 in Canadian dollars.

R. “Estimated Deferred Revenue and Other Liabilities” shall mean $250,000 in Canadian dollars and shall mean deferred revenue and other liabilities net of deposits and prepaid expenses .

S. “Estimated Prepaid Expenses and Deposits” shall mean an estimated amount for prepaid expenses and deposits of the Company, and these shall have their ordinary meaning as per generally accepted accounting principles.

T. “Internet Services” shall mean services relating to accessing the Internet, services that can only be used by connecting to the Internet, or services that reside on the Internet.

U. “Internet Service Business” shall mean the business of the Company using the Internet and related hardware to provide customers with such services as dial-up Internet access, Digital Subscriber Services (“DSL”) access, email, web hosting, web acceleration, domain name services and other related services.

V. “Most Recent Balance Sheet” shall mean the balance sheet of the Company as of December 31, 2005.

W. “Netrover Stock” shall mean all shares of capital stock (common and preferred) of the Company of any class that are issued and outstanding as of the Closing Date.

X. “Net Sales” shall mean the Company’s actual billings for December 2005.

Y. “Note” means the guaranteed promissory note for the balance of the Purchase Price as set out in subsection III,C,3 below.

Z. “Ordinary Course of Business” shall mean any activity normally done by the Company’s business.

AA. “Pre-Paid Accounts” shall mean the Customers who prior to the Closing Date have paid for Services to be provided by the Company to Customers after the Closing Date.

BB. “Purchase Price” shall have the meaning set forth in subsections III,A & B.

CC. “Sitestar Shares” shall mean shares of common stock of Buyer issued to Seller as a part of the Purchase Price as more particularly set forth in subsection III.C.2 below.

DD. “Verified Annualized DSL Net Profits” shall mean annualized revenues from DSL services based on Net Sales minus the cost of wholesale DSL services and/or DSL circuit costs.

EE. “Verified Annualized Web Hosting Revenues” shall mean annualized revenues from web hosting services based on Net Sales.

FF. “Verified Annualized Other Internet Services Revenues” shall mean annualized revenues from all other Internet related services other than DSL and Web Hosting based on Net Sales.

GG. “Verified Current Accounts Receivable” shall mean the actual audited balance of monies owed to Company based on the end of day on December 31, 2005 which are no longer than 90 days past due and shall specifically not include an allowance for doubtful accounts because Buyer is not paying for accounts receivable older than 90 days.

HH. Verified Deferred Revenue and Other Liabilities” shall mean the actual audited balance of the Deferred Revenue as of the end of day on December 31, 2005 and any other expenses due as prorated up to the Closing Date. “Other Liabilities” herein shall include only liabilities required to be booked by generally accepted accounting principles.

II. “Verified Prepaid Expenses and Deposits” shall mean the actual audited balance of the Company’s prepaid expenses and deposits as of the end of day on December 31, 2005.

II.	PURCHASE, SALE AND DELIVERY OF STOCK.

A. Subject to and in accordance with the terms and conditions of this Agreement and in consideration of the Purchase Price provided in Section III below, Buyer agrees to purchase, and Seller agrees to sell, transfer, convey and assign all of its right, title, and interest in and good and marketable title, free and clear of all liabilities, obligations, security interests, liens (including tax liens), mortgages, leases or leasehold interests, encumbrances and rights of others of any kind whatsoever in and to the Netrover Stock. It is understood that as of the Closing Date, the Company shall own in its sole name and free and clear of any and all encumbrances at least the following items (which therefore will be conveyed as being a part of the Company).

1. Any and all related Customers including Customer accounts and Customer contracts or agreements of the Company. Seller will provide Buyer with a true, correct, and complete list of all Customers (the “Customer List”) in electronic format at Closing.

2. All Cash and Cash Equivalents.

3. All accounts receivable of the Company from Customers as of the Closing Date (the “Accounts Receivable”). At Closing Seller will provide Buyer with a true and correct listing of the Accounts Receivable as of the Closing Date.

4. All physical capital assets of the Company as of the Closing Date, as evidenced by the Company’s depreciation schedule provided to Buyer on the Closing Date (including but not limited to the remote access (RAS) equipment, web servers, acceleration servers and other hardware).

5. All intangible personal property specifically relating to the Assets, including without limitation, Customer contracts and agreements, as of the Closing Date, a schedule of which will be provided to Buyer at the Closing.

6. Certain domain names as set forth in Exhibit E hereto, and needed to provide such services as email and web hosting to the Customers on the same terms as such Customers currently are receiving such services.

7. All Prepaid Expenses and Deposits.

The above shall be collectively referred to as the "Assets".

B. Except as set forth in Section III.B, the Buyer is not assuming or undertaking to assume and shall have no responsibility for any liabilities of the Seller whether fixed or contingent, past, present or future, or direct or indirect, arising out of or in connection with Seller’s Company or Seller’s ownership and use of the Assets, or any other acts or omissions of Seller in connection therewith prior to the Closing.

III.	PURCHASE PRICE, ADJUSTMENT, AND PAYMENT.

A. Purchase Price. Subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to sell to the Buyer, and Buyer agrees to purchase from the Seller, all of the Seller’s rights, title, and interest in and to the Netrover Stock for an aggregate purchase price of SEVEN HUNDRED THREE THOUSAND, FOUR HUNDRED THIRTY-NINE DOLLARS ($703,439) in Canadian dollars, which is $604,535 U.S. (the “Purchase Price”), to be paid as provided in subsection III,C below. The Purchase Price is based, among other things, on the Company’s (i) annualized revenue, (ii) actual number of active Customers, (iii) select asset base, (iv) the amount of Deferred Revenue, and (v) the general financial performance reflecting the representations of the Seller.

B. Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:

1. Post-Closing Adjustment for Actual Annualized Revenues of Customers.

a. The Purchase Price is based in part on Seller’s estimate that as of the Closing Date, the Company will have annualized net profit of $6,501 Canadian from its active DSL Customers, $242,052 Canadian annualized revenues from the web hosting customers, $1,012,764 Canadian annualized revenues from the other Internet related services, deferred revenues and other liabilities net of deposits and prepaid expenses of $250,000 Canadian, and has a total of $95,000 Canadian in Cash and Cash Equivalents and Current Accounts Receivable. Following Closing and during the 60 day period following Closing, Buyer will verify annualized revenues based on the Net Sales from the classes of services above. The Buyer will also verify the amount of Cash and Cash Equivalents, Current Accounts Receivable, Deferred Revenues and Other Liabilities as of the Closing Date. All verification must be completed within the 60 day period. In the event that the actual numbers differ from these estimates, the Purchase Price shall be adjusted as follows (each a “Purchase Price Adjustment”):

i) The Purchase Price will be increased or decreased (as the case may be) by an amount equal to the difference between the Verified Annualized DSL Net Profits and the amount of the Estimated Annualized DSL Net Profits; and/or

ii) The Purchase Price will be increased or decreased (as the case may be) by eighty percent (80%) of the amount the difference between the Verified Annualized Web Hosting Revenues and the amount of the Estimated Annualized Web Hosting Revenues; and/or

iii) The Purchase Price will be increased or decreased (as the case may be) by sixty-five percent (65%) of the amount the difference between the Verified Annualized Other Internet Services Revenues and the amount of the Estimated Annualized Other Internet Services Revenues.

2. Post-Closing Adjustment for Accounts Receivable. The Purchase Price will be increased or decreased (as the case may be) by the difference between the Verified Current Accounts Receivable and the Estimated Current Accounts Receivable amount.

3. Post-Closing Adjustment for Deferred Revenue and Other Liabilities. The Purchase Price will be increased or decreased (as the case may be) by the difference between (a) the sum of the Estimated Deferred Revenue and Other Liabilities amount and (b) the sum of the Verified Deferred Revenue and Other Liabilities amount.

4. Post-Closing Adjustment for Cash and Cash Equivalents. The Purchase Price will be increased or decreased (as the case may be) by the difference between the Cash and Cash Equivalents on the Closing Date amount and the estimated Cash and Cash Equivalents amount.

5. Post-Closing Adjustment for Liens and Encumbrances. If, as of the Closing, any of the Assets are subject to or encumbered by any security interests or liens not on the Most Recent Balance Sheet of the Company and not resulting from any activity by the Buyer, the outstanding aggregate balance (including any accrued interest or other charges) of the total debts or liabilities underlying such liens or security interests shall be deducted from the Purchase Price and paid directly to the applicable creditor of the Company.

6. Post-Closing Adjustment for Prepaid Expenses and Deposits. The Purchase Price will be increased or decreased (as the case may be) by the difference between the Estimated Prepaid Expenses and Deposits amount and the Verified Prepaid Expenses and Deposits amount on the Closing Date.

7. The Purchase Price Adjustment will be added to or subtracted from (as the case may be) the Deferred Purchase Price Payment payable to Seller pursuant to subsection C,3 below.

C. Payment of Purchase Price. The Buyer will pay the total Purchase Price to the Seller as follows:

1. Conversion into U.S. Dollars. The Purchase Price and Deferred Purchase Price Payment will be converted from Canadian dollars into U.S. Dollars based at the official average currency exchange rate on December 31, 2005 which is: each US dollar is equal to 0.8580 Canadian dollar. All payments shall be made as converted at this rate.

2. Payment at Closing. At the Closing, Buyer will deliver to Seller the Note and TWO MILLION (2,000,000) shares of Buyer’s common stock (the “Sitestar Shares”) valued in the aggregate at two-hundred thousand U.S. dollars ($200,000) (10 cents per share). Seller agrees not to sell any of the Sitestar Shares for at least 60 days after Closing. Commencing 60 days after Closing, the Seller may sell a maximum of 150,000 Sitestar Shares per calendar month on the open market (prorated for any partial months). The Buyer guarantees a $200,000 aggregate value for all the Sitestar Shares. On December 29, 2006 and up to February 1, 2007, Seller shall have the option to surrender any remaining Sitestar Shares to the Buyer that were not sold by Seller in exchange for a simultaneous cash payment equal to $200,000 minus the aggregate gross sales proceeds realized by Seller from all sales of the Sitestar Shares prior to such surrender of its remaining Sitestar Shares; provided, however, that if Seller does not surrender any remaining Sitestar shares owned by Seller on or before February 1, 2007, Buyer shall have no further obligation to either repurchase the remaining Sitestar Shares or to guarantee the aggregate value of all of the Sitestar Shares.

3. Deferred Payment. The balance of the Purchase Price ($403,551 U.S. before III,B adjustments) will be paid by a non-interest bearing promissory note (the “Note”) with payments beginning February 1, 2006 and in the form attached hereto as Exhibit A. Buyer will pay to the Seller under the Note twelve (12) monthly installments of $16,814.63 U.S. (equal to 1/24 of the balance of the initial Purchase Price), with any plus or minus adjustments to the Purchase Price made pursuant to Section III,B (collectively, the “Deferred Purchase Price Payment”) to adjust the final Note installment payment. All shall be made by Buyer’s check or wire transfer, at Buyer’s option. The last such Note payment shall include a balloon payment for the unpaid balance of the Purchase Price. Payment of the initial balance of the initial Purchase Price at Closing will be represented by the Note.

4. Assumption of Liabilities. The Company shall retain the obligation to provide Internet Services to the Pre-Paid Accounts following the Closing Date. This obligation results from a portion of Deferred Revenue that Buyer will indirectly assume as part of the Purchase Price calculation. At Closing, Seller will provide Buyer with a true and correct listing of the Deferred Revenue and the Customers to which the Deferred Revenue relates as of the Closing Date.

IV.	REPRESENTATIONS AND WARRANTIES OF SELLER.

The Seller represents and warrants to the Buyer, its successors and assigns, that the following facts are true, complete and correct as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section IV, with the knowledge that Buyer is purchasing the Netrover Stock in full reliance thereon):

A. Organization of the Seller. Seller is a corporation duly organized, validly existing, and in good standing as a domestic corporation under the laws of the State of Washington and has the corporate power to carry on its business as now conducted and to perform its obligations hereunder.

B. Organization of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the Province of Ontario, Canada and has the corporate power to carry on its business as now conducted and to perform its obligations hereunder.

C. Capitalization of the Company. The Company currently is authorized to issue an unlimited number of shares of common stock, of which 100 shares are issued and outstanding. The Company currently is authorized to issue an unlimited number of shares of preferred stock (Classes A,B,C,D&E), of which no shares are issued and outstanding. Except as set forth in this paragraph, the Company is not authorized to issue any other shares of stock of any class. The Company is not obligated to issue any shares of stock of any class or kind to any person.

D. Ownership of the Netrover Stock. As of the Closing Date, Seller owns all of the issued an outstanding shares of the Netrover Stock.

E. Organizational Documents. Seller has provided Buyer with access to all corporate records of the Company, including the articles of incorporation, bylaws, the corporate minute book, and stock ownership ledgers. These organizational documents are true and correct in all material respects.

F. Financial Records of the Company. Seller and Company have provided Buyer with access to income statement, balance sheet, depreciation schedules, etc (the “Financial Records”). The Financial Records are true and correct in all material respects.

G. Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Seller has duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

H. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section II above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller or Company is subject or any provision of the charter or bylaws of the Seller or Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Seller or Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest, lien, or encumbrance upon any of its assets). The Seller or Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for it to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section II above).

I. Legal Compliance. The Seller has complied with all applicable laws material to its business (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Seller alleging any failure so to comply which could in any way affect Seller’s ability to perform its obligations under this Agreement.

J. Brokers' Fees. Other than as otherwise set out herein, the Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

K. Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on its most recent balance sheet dated December 31, 2005 (attached hereto as Exhibit B) or acquired after the date thereof, free and clear of all security interests or restrictions on transfer, except for properties and assets disposed of in the ordinary course of business since December 31, 2005. This Agreement and all of the documents, instruments and agreements related hereto have been duly and validly executed and delivered by the Seller, as appropriate, and are valid and binding obligations of the Seller, enforceable in accordance with their terms.

L. Deferred Revenue. As of Closing, the Deferred Revenue amount is believed to be approximately $190,000 Canadian.

M. Contracts and Agreements. The Seller has delivered to the Buyer a correct and complete copy of each of the Company’s written contracts. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement. Except as may otherwise be set out in Canadian law, the Company may assign all accounts, contracts, agreements, and service agreements related in any way to the Customers to Buyer without the consent of the Customers.

N. Accounts Receivable. To the best of Seller’s actual knowledge, all Accounts Receivable of the Company which are part of the Assets, as referred to in Section II.A.3 hereof, are reflected properly on the books and records of the Company, are valid receivables subject to no setoffs or counterclaims, are current and believed to be collectible, and will be collected in accordance with their terms at their recorded amounts.

O. Internet Service Business Warranties. Substantially all of the Internet Service Business services have conformed in all material respects with all applicable contractual commitments and all undisclaimed express and implied warranties, and the Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for damages in connection therewith. All the Internet Service Business services are subject to standard terms and conditions which are set out at www.netrover.com.

P. Internet Service Business Liabilities. To the best of Seller’s actual knowledge and the actual knowledge of the Controller of the Company, the Company does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) other than those set forth on the Most Recent Balance Sheet.

Q. Intellectual Property. The Company has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and neither the Company nor Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the best knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of the Company in any material respect.

R. Litigation. Neither the Company nor the Seller is (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party or, to its knowledge, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, which, individually or in the aggregate, if adversely determined, could materially impair the Assets or the ability of the Seller to perform any of its obligations hereunder. Furthermore, there are no defaults by the Seller or the Company under any applicable order, writ, injunction, decree or award of any court or arbitrator or any governmental department, board, agency or instrumentality which would materially impair either the Company’s or Seller’s ability to perform any of their obligations hereunder.

S. Disclosure. The Seller has reviewed all information known to it and has disclosed to Buyer all known material information relevant to the Assets. None of the representations and warranties made by Seller in this Agreement or in any document or exhibit to be furnished by it hereto, or on its behalf, contains or will contain any untrue statements of material fact, or omit any fact the omission of which would be materially misleading.

V.	REPRESENTATIONS AND WARRANTIES OF BUYER.

A. Organization of Buyer. Buyer is corporation duly organized, validly existing, and in good standing as a domestic corporation under the laws of the State of Nevada and has the corporate power to carry on its business as now conducted and to perform its obligations hereunder.

B. Authority of Buyer. Buyer has full power and authority to enter into and perform all its obligations under this Agreement, and all proceedings necessary to duly authorize the execution and delivery of this Agreement by the officer executing the same on the respective Buyer’s behalf have been taken and this Agreement is the legal and binding obligation of the Buyer, enforceable in accordance with its terms and conditions applicable to Buyer.

C. Litigation. There are no actions, suits, proceedings or investigations pending or, to the actual knowledge of Buyer, threatened against Buyer. Buyer is not in default with respect to or subject to any outstanding judgment, order, writ, injunction, decree, assessment or other similar command of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting it.

D. Compliance with Laws. Buyer has complied with all laws, regulations and orders applicable to its business.

E. Noncontravention. The execution and delivery by Buyer of this Agreement, the consummation by Buyer of the transactions contemplated hereby, and the compliance by Buyer with the terms hereof, will not:

1. conflict with, violate or result in the breach of or contravene any of the terms conditions or provisions of, or constitute a default under, Buyer’s articles of incorporation, bylaws, or in any material respect, any law, regulation, order, writ, injunction, decree, determination or award of any court, governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator applicable to Buyer or its assets and properties; or

2. result in the conflict with, the material breach of any term or provision of, the termination of, or the acceleration or permitting the acceleration of the performance required by the terms of, or constitute a default under or require the consent of any party to, any loan agreement, indenture, mortgage, deed of trust or other contract, agreement or instrument, to which Buyer is a party or by which it is bound; or

3. conflict with any organizational documents or other agreements, licenses or permits of any kind relating to the formation, management, operation or other activity of Buyer.

F. Governmental Approvals. No authorization, approval or consent of any governmental or regulatory authority or agency is necessary to permit Buyer to execute and deliver this Agreement and to perform its obligations hereunder.

G. Brokers' Fees. The Buyer has agreed to pay Brampton Capital a commission based on 36% of the Company’s December 2005 Internet Business Service net revenues and agrees to hold Seller harmless from fee claims by Brampton Capital and any other broker or agent engaged by Buyer.

H.  Disclosures. No representation, warranty or covenant by Buyer in this Agreement, or any certificate or any other instrument furnished or to be furnished to Seller pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit any material fact which will make the statements contained herein or therein materially misleading.

I. Personal Guaranty. The Guaranty of Buyer’s performance under this Agreement by the Erhartics (attached hereto as Exhibit C) is a legal and binding obligation of such guarantors, enforceable in accordance with its terms and conditions.

J. Registration of Shares. Buyer warrants that the Sitestar Shares (SYTE) shall be registered with the Securities and Exchange Commission (or otherwise exempt from registration and the transfer of such shares to Seller will not violate any federal securities laws) and shall be eligible for public sale in public OTC securities markets by Seller as of March 1, 2006 insofar as this requires action by Buyer.

VI.	COVENANTS

A. Payment of Post-Closing Monies Received. Seller will immediately upon receipt forward to Buyer any and all monies received or collected by the Seller on or after the Closing Date related to Customers and/or the Current Accounts Receivable.

B. Compliance with Note. Buyer shall at all times remain in full compliance with the terms and conditions set forth in the Note to be executed at the Closing.

C. Non-Compete Agreement. Seller has entered into a 3-year non-compete agreement pertaining to not selling Internet connectivity and hosting services in Canada in the form attached hereto as Exhibit D. The Parties acknowledge that this non-compete agreement is integral to the transactions contemplated hereunder and the Buyer would not enter into the transaction absent such agreement.

D. Further Acts. Each Party shall on the reasonable request of the other Party execute and deliver in proper form any instruments and documents and perform any and all acts necessary or desirable for perfecting in the other Party title to all items intended to be transferred under this Agreement and placing that Party in actual possession of the item(s).

E. Assistance with Transition. Seller will provide reasonable transition services to Buyer in order to help the smooth transfer of all Customers, contracts and other Assets to Buyer. Buyer shall reimburse Seller for any actual out-of-pocket costs (excluding salaries of employees of Seller) in excess of $500 incurred in providing such transition services.

F. No Other Brokers. Each Party represents that there have been no other intermediaries involved in this sale/purchase who might claim a brokers or finders fee or similar fee other than Brampton Capital.

G. Services Purchased through Seller. Buyer covenants that the Company will transition or terminate services from Propel Software Corporation and YourNetPlus, Inc. that it purchases indirectly through Seller as soon as practical after the Closing. When a calendar month has passed and/or when a service has been transitioned to the Company or terminated, Seller will invoice the Company for the cost of the monthly service or to the date the Company is no longer purchasing it through Seller, as applicable, and the Company will pay such invoice(s) within ten days of receipt of such invoice(s). In like manner, Seller will terminate its insurance coverage for the Company on the business day immediately following the Closing and invoice the Company and the Company will pay for its prorata share of the premium from January 1, 2006 through the date the coverage is terminated.

VII.	INDEMNIFICATION

A. Buyer agrees to indemnify, defend and hold the Seller and its successors and assigns, harmless against any and all losses, damages, demands, claims, assessments, actions, taxes, deficiencies, penalties, interest, reasonable attorney’s fees, costs and expenses, arising out of, or incident to, any of the following (the “Losses”): (i) any inaccuracy, misrepresentation or breach of any warranty made by Buyer in this Agreement; (ii) any failure by Buyer to perform in accordance with the terms hereof any of the obligations or covenants to be performed by it hereunder; and (iii) any liabilities of the Company which arise after the Closing. The indemnification obligations of the Buyer under this Section VII.A and the representations, warranties, agreements and covenants of the Buyer under this Agreement shall survive the Closing for a period of two (2) years from the Closing Date.

B. The Seller agrees to indemnify, defend and hold the Buyer and its shareholders, directors, officers, affiliates, successors and assigns harmless against any and all Losses (as defined above) arising out of or incident to any of the following:

1. any inaccuracy, misrepresentation or breach of any representation or warranty made by Seller in this Agreement;

2. any failure by the Seller to perform in accordance with the terms hereof any of the agreements, obligations or covenants to be performed by it hereunder;

3. any liability of the Seller, whether accrued, absolute, contingent or otherwise, and whether due or to become due unless otherwise expressly assumed by Buyer pursuant to this Agreement and the documents and agreements executed pursuant hereto; and

4. any claim related to the Seller or to the Assets in which the principal event giving rise thereto occurred prior to Closing, including, but not limited to, claims of ownership of Assets by Customers or other parties, taxes of all kinds, any claim made under the Bulk Transfers Title of the Virginia Uniform Commercial Code, and any claim, damage or liability resulting from lack of compliance with laws or governmental regulations, whether federal, state or local.

The indemnification obligations of the Seller under this Section VII.B and the representations, warranties, agreements and covenants of the Seller under this Agreement shall survive the Closing for a period of two (2) years from the Closing Date. Any available insurance will first satisfy any such claims and offset Seller’s liabilities hereunder.

C. Within thirty (30) days of the assertion of any claim or discovery of material facts upon which Seller or Buyer (the “Indemnitee”) intends to base a claim for indemnification hereunder, Indemnitee shall give written notice to the party against whom the claim is made (the “Indemnitor”) of such claim or facts. The Indemnitor shall have the right to participate jointly with the Indemnitee in the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnitee claims indemnification hereunder and with respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which the Indemnitor shall have acknowledged the obligation to indemnify the Indemnitee hereunder, the Indemnitor shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other proceeding on such terms as the Indemnitor, in its or his sole discretion, shall deem appropriate.

D. In the event the Indemnitor elects, within thirty (30) days of the receipt of the original notice thereof, to contest such claim by written notice to the Indemnitee, the Indemnitee will be entitled to be paid hereunder within five (5) days after the final determination of such contest either by written acknowledgment of the Indemnitor or a final judgment of a court of competent jurisdiction. If the Indemnitor does not so elect, the Indemnitee shall be paid promptly and in any event within thirty-five (35) days after receipt by the Indemnitor of the notice of the claim.

VIII.	MISCELLANEOUS

A. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

B. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

C. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, Seller may assign the Note.

D. Each Party shall be responsible for its own legal and transactional expenses, including, unless otherwise stated herein, the cost of any fees owed to any broker or finder engaged by a Party in connection with the transactions contemplated by this Agreement.

E. All covenants, agreements, representations and warranties of the parties made herein and in the certificates, lists, exhibits, schedules or other written information delivered, attached, or furnished in connection therewith and herewith shall be deemed material and to have been relied upon by the other Party, and, except as provided otherwise in this Agreement, shall survive the delivery of the certificates representing the shares and the payment of the Purchase Price and shall bind the respective successors and permitted assigns of the Parties, whether so expressed or not, and, except as provided otherwise in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of each Party’s respective successors and permitted assigns, whether so expressed or not.

F. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The facsimile signature of any Party shall be deemed to be an original signature of such Party and shall be given the same effect as an original signature of such Party.

G. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The Recitals at the beginning are a legally binding portion of this Agreement.

H. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Virginia, without regard to its conflict of laws, rules or principles.

I. The Parties hereto have agreed upon the text of a press release announcing, among other things, the execution and Closing of this Agreement, which press release may be disseminated by Buyer promptly following the Closing.

J. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by authorized officers of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. The applicable Party may waive any condition specified in this Agreement if its president or other duly authorized officer executes a writing so stating.

K. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

L. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

M. All notices and communications pursuant to this Agreement shall be in writing and shall be deemed properly given and effective when received if (a) personally delivered, (b) sent by a national overnight delivery service providing evidence of delivery, or (c) sent by confirmed facsimile, to the following:

If to Seller, to:

ISOMEDIA, INC.
Attn: President
2457 152nd Ave. NE
Redmond, WA 98052        Fax number 425-869-9437

If to Buyer, to:

SITESTAR CORPORATION
7109 Timberlake Road, #201
Lynchburg, VA 24502        Fax number 434-239-0744

N. If either Party hereto shall breach any of the terms hereof, such Party shall pay to the non-defaulting Party all of the non-defaulting Party's costs and expenses, including attorney's fees, incurred by such Party in enforcing the terms of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have hereunto set their hands and seals as of the day and year first written above.

ISOMEDIA, INC.	SITESTAR CORPORATION

By: K. Bruce Straughan	By: Frank R. Erhartic, Jr.
Title: President	Title: President & CEO

 Exhibit A

NOTE
$403,551	January 6, 2006

For value received and acknowledged, Sitestar Corporation, a Nevada corporation hereby promises to pay to the order of ISOMEDIA, INC. at 2457 152nd Avenue NE, Redmond, WA 98052 (together with any assignee, herein the “holder”), the sum of Four Hundred Three Thousand Five Hundred and Fifty-One dollars ($403,551), without interest.

This Note shall be payable in twelve (12) equal monthly installments, each of which shall be in the amount of Sixteen Thousand Eight Hundred Fourteen and 63/100 dollars ($16,814.63). The first installment shall be due and payable to holder on February 6, 2006 and successive installments shall be due and payable on the sixth day of each month thereafter until this Note is paid in full. Payments shall be applied first to any late payment charges, and the remainder to principal. A final balloon payment of the entire unpaid principal balance shall be due and payable on January 6, 2007, which payment shall be adjusted in accordance with the adjustment provisions of Section III of the Stock Purchase Agreement dated January 1, 2006 between the parties hereto.

Acceptance by the holder of partial or delinquent payments or the failure of the holder to exercise any right hereunder shall not waive any obligation of payor or right of the holder, or modify this Note, or waive any other similar default. Sitestar Corporation as payor does hereby waive presentation of payment, notice of non-payment, protest and notice of protest, and does hereby agree to all mutually agreed extensions and renewals of this Note without notice. Invalidity of any portion of this Note shall not affect the remainder of this Note.

In the event of failure to pay when due any installment of this Note within seven (7) days of the due date, the holder may declare the unpaid principal on this Note immediately due and payable. A $100 late charge will be added to the principal of this Note for any payment that is received by the holder more than seven (7) days after it is due. In the event this Note is placed in the hands of an attorney for collection, the undersigned payor agrees to pay an additional amount equal to the costs, including attorneys fees, incurred in enforcing collection. This Note shall be binding on any assignees or successors in interest of payor.

Payor agrees to notify Isomedia, Inc. at least thirty (30) days prior to any change in ownership or management of Sitestar Corporation or any successor in interest, or any circumstances which could effect the satisfactory fulfillment of this Note.

This Note shall be governed by the laws of the State of Virginia. Payment of this Note has been guaranteed by Frank and Julia Erhartic.

SITESTAR CORPORATION

By: _____________________________
President

Exhibit B

(balance sheet of Netrover - TO BE FINISHED BY THE COMPANY'S CONTROLLER ABOUT JAN. 12-15,2006)

Exhibit C

GUARANTY

This Guaranty (the “Guaranty”) is entered into the 1st day of January, 2006, by Frank R. Erhartic Jr. and Julia E. Erhartic (collectively referred to herein as "Guarantors") in favor of ISOMEDIA, Inc., a Washington corporation ("ISOMEDIA").

Guarantors’ company Sitestar Corporation (the “Buyer”) and ISOMEDIA have entered into a Stock Purchase Agreement dated as of January 1, 2006 (the "Purchase Agreement"), concerning Buyer’s purchase from ISOMEDIA of ISOMEDIA’s wholly-owned subsidiary Netrover Inc. Guarantors have agreed, as a condition to the closing under the Purchase Agreement and as an inducement to ISOMEDIA (i) to enter into and perform its obligations under the Purchase Agreement and (ii) to make the extension of credit to Buyer described in the Purchase Agreement, to guarantee Buyer’s payment when due, and timely performance of its obligations under the Purchase Agreement and the Promissory Note dated as of January 1, 2006, by Buyer in favor of ISOMEDIA and identified in the Purchase Agreement (the “Note”).

NOW, THEREFORE, in consideration of the premises, as a material inducement to ISOMEDIA to enter into the Purchase Agreement and to consummate the transactions contemplated by the Purchase Agreement (including, without limitation, extending credit to Buyer), and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Guarantors, jointly and severally, agree as follow:

Guaranty. Each of the Guarantors absolutely and unconditionally guarantees full and punctual payment when due and the timely performance of Buyer’s obligations under the Note, including all renewals, extensions and modifications thereof, and the Purchase Agreement, including any modifications thereof, together with all costs of collection that ISOMEDIA incurs in collecting Buyer’s obligations under the Note or Purchase Agreement and in enforcing any of ISOMEDIA’ rights under this Guaranty (these obligations, fees, charges and costs, individually and collectively, the "Obligations"). Each of the Guarantors will, upon demand, pay to ISOMEDIA the amount due or, as appropriate, perform the Obligation, when any of the Obligations becomes and remains due and unpaid or unperformed.

Unconditional Nature. This Guaranty is an absolute unconditional guaranty of payment and performance and is made and will continue as to all Obligations without regard to:
any other persons obligated with respect to any Obligations, the validity or enforceability of any Obligations or any agreements relating to the Obligations, the dissolution or any bankruptcy, insolvency or reorganization proceeding of Buyer or any other subsidiary of Guarantor, or the release of Buyer, by operation of law or otherwise, from any Obligation or this Guaranty, or any other circumstance that might otherwise constitute a defense available to or a discharge of Buyer in respect of any Obligation or of Guarantors with respect to this Guaranty (other than payment of the Obligations in accordance with their terms).

Modification of the Obligations. Any of the Obligations and any agreements relating to the Obligations may, from time to time, without notice to or consent of Guarantors, be renewed, extended, modified, accelerated, released, surrendered, settled, compromised or waived, with or without consideration, on such terms as are acceptable to ISOMEDIA, without in any manner affecting Guarantors’ liability under this Guaranty. ISOMEDIA need not first file any suit or exhaust any remedy against Buyer, any other guarantor, or any other person obligated with respect to any Obligations before proceeding against any of the Guarantors under this Guaranty. ISOMEDIA may pursue any or all of its remedies at one time or at different times.

Waiver by Guarantor. Guarantors waive (a) notice of acceptance of this Guaranty, (b) notice of the renewal, modification or extension of any Obligation, demand, notice of default or nonpayment, (c) all other notices or formalities to which Guarantors may be entitled, and (d) any right to promptness in making any claim or demand under this Guaranty.

Rescission of Payment. If at any time payment or performance, or any part of any payment or performance, of any of the Obligations is rescinded or must otherwise be returned by ISOMEDIA to Buyer, upon the insolvency, bankruptcy or reorganization of Buyer or otherwise, this Guaranty will continue to be effective or will be reinstated, as the case may be, all as though payment had not been made.

Subrogation. Guarantors will not exercise any right of subrogation with respect to any payment or performance made under this Guaranty or otherwise, unless and until all Obligations have been paid or performed in full. If any payment is made to Guarantors on account of any subrogation right at any time when all Obligations have not been paid or performed in full, Guarantors will pay any amount so paid to ISOMEDIA to be applied to any of the Obligations, whether matured or unmatured.

Severability. If any portion of this Guaranty is held to be invalid or inoperative by a court of competent jurisdiction, the other portions of this Guaranty will be deemed to be valid and operative and, so far as reasonable and possible, effect will be given to the intent manifested by the portion held to be invalid or inoperative.

Headings. The paragraph headings in this Guaranty are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Guaranty, or of any part of this Guaranty.

Assignment; Binding Nature. Guarantors will not assign this Guaranty without ISOMEDIA’s prior written consent. ISOMEDIA may assign this Guaranty at any time. Subject to the preceding, this Guaranty is binding upon, inures to the benefit of and enforceable by the parties of this Agreement and their respective successors and permitted assigns.

Governing Law and Binding Nature. This Guaranty will be governed by the internal laws of the State of Virginia.

IN WITNESS WHEREOF, Guarantor has executed this Agreement effective for all purposes as of the date first set forth above.

Frank R. Erhartic Jr.

Julia E. Erhartic

Exhibit D

NON-COMPETE/NON-SOLICITATION AGREEMENT

This AGREEMENT is entered into as of the 1st day of January 2006 by and between Sitestar Corporation (“Sitestar”) on behalf of its wholly-owned subsidiary Netrover, Inc. (such subsidiary herein referred to as the “Company”) and Isomedia, Inc. (“Seller”).

For value received in relation to a Stock Purchase Agreement of even date between the Seller and Sitestar and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Sitestar Corporation and Seller hereby covenant and agree as follows:

1. During the Restricted Period, the Seller will

a. Not compete directly or indirectly in the Restricted Area; provided, however, if Seller shall sell all or substantially all of a segment(s) of its business in the USA to an unaffiliated third party, Seller shall not have any responsibility for the activities of said third party.

b. Not induce or attempt to persuade any current or future employee, manager, or other participant in the Company’s or Sitestar’s business to terminate such employment or other relationship in order to enter into any relationship with the Seller, any business organization in which the Seller is a participant in any capacity whatsoever, or any other business organization in competition with the Company’s or Sitestar’s business in the Restricted Area; or

c. Not use contracts, proprietary information, trade secrets, confidential information, customer lists, mailing lists, goodwill, or other intangible property used or useful in connection with the Company’s business (the “Information”).

d. Retain the Information as confidential and will not use said information on its own behalf or disclose same to any third party.

e. Not compete by means of solicitation or other dealings with the Company’s customers anywhere in the Restricted Area.

2. For purposes of this Agreement, the following terms shall have the following meanings:

a. “Restricted Period” shall mean three (3) years from the date of this Agreement.

b. “Restricted Area” shall include the entire country of Canada.

c. “not compete” as used herein shall mean that the Seller shall not own, manage, operate, consult for or be employed in a business the same as or substantially similar to or competitive with the Internet business of the Company and its affiliates, successor, and assigns (the “Restricted Business”).

3. Notwithstanding anything herein to the contrary, the Seller may own less than five percent of the outstanding equity securities of a corporation that is engaged in the Restricted Business if the equity securities of such corporation are listed for trading on a national stock exchange or are registered under the Securities Exchange Act of 1934.

4. If any portion of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall in no way be deemed or construed to affect in any way the enforceability of any other portion of this Agreement. The parties hereto specifically agree that the consideration, term, territory and scope of this Agreement are reasonable and Company and Seller waive any claim or defense to the enforcement of same which are based on the reasonableness of the consideration, term, territory, or scope of this Agreement.

5. If any Court in which Company seeks to have the provisions of this Agreement specifically enforced determines that the activities, time or geographic area hereinabove specified are too broad, such Court may determine a reasonable activity, time or geographic area and shall specifically enforce this Agreement for such activity, time and geographic area.

6. This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia without regard to its choice of law provisions.

7. Notwithstanding anything herein to the contrary, the Seller (1) may continue to service its existing customers in British Columbia, Canada, (2) may continue to sell CD/DVD duplication and replication services in British Columbia, and (3) sell internet services/products (website hosting, collocation, Spam Catcher, etc.) in British Columbia, but shall not sell DSL or dial-up internet connectivity services.

8. Seller shall pay all costs and expenses, including attorney’s fees, incurred by Company or Sitestar in enforcing the terms of this Agreement.

Executed this 6th day of January, 2006.

SITESTAR CORPORATION By__________________________________ Its________________________________

ISOMEDIA, INC. By__________________________________ Its President

Exhibit E

DOMAIN NAMES BEING TRANSFERRED

netrover.com

netrover.net

ihermes.com

intouch.bc.ca

max-net.com

helptek.net

nroffice.com